As filed with the Securities and Exchange Commission on October 24, 2017	Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Net Element, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0668024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3363 NE 163rd Street, Suite 705 North Miami Beach, FL	33160
(Address of Principal Executive Offices)	(Zip Code)

NET ELEMENT, INC.
2013 EQUITY INCENTIVE PLAN
(Full title of the plan)

Jonathan New

Chief Financial Officer

Net Element, Inc.

3363 NE 163rd Street, Suite 705

North Miami Beach, Florida 33160

(Name and address of agent for service)

(305) 507-8808

(Telephone number, including area code, of agent for service)

With copies to:

Serge Pavluk, Esq.

Snell & Wilmer L.L.P.

600 Anton Boulevard, 14th Floor

Costa Mesa, California 92626-7689

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer
☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)
☒	Smaller reporting company
☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $0.0001 per share	368,000 shares	$5.66	$2,082,880.00	$259.32
(1)	Represents an additional 368,000 shares of common stock, par value $0.0001, of the Common Stock issuable under the 2013 Equity Incentive Plan, as amended (as amended, the “Plan”). The Registrant previously filed a Registration Statement on Form S-8 (No. 333-195476) with respect to shares issuable under the Plan before amendment, and Registration Statements on Form S-8 (Nos. 333-208364 and 333-212277) with respect to additional shares issuable under the Plan following the prior amendments to the Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement shall be deemed to register an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, including interests in such plan that constitute separate securities required to be registered under the Securities Act.
(3)	Computed in accordance with Rule 457(h) under the Securities Act based on the average of the high and low sales prices per share of the Common Stock as reported on The NASDAQ Capital Market on October 20, 2017.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 368,000 (as adjusted for reverse stock split dated October 5, 2017) shares of Common Stock to be issued pursuant to the Company’s 2013 Equity Incentive Plan, as amended (as amended, the “Plan”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2014 (File No. 333-195476), December 7, 2015 (File No. 333-208364), and June 28, 2016 (File No. 333-212277), relating to the Plan are incorporated by reference herein, except to the extent expressly superseded herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part 1 of this Form S-8 (plan information and registration information and employee plan annual information) will be delivered to each participant in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Net Element, Inc. (the “Company”) previously filed with the Commission are hereby incorporated by reference into this registration statement and are deemed to be a part hereby from the date of filing:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Commission on March 31, 2017, and Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, as filed with the Commission on October 19, 2017;

2.	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, as filed with the Commission on May 15, 2017, and June 30, 2017, as filed with the Commission on August 14, 2017, and Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2017, as filed with the Commission on October 19, 2017, and June 30, 2017, as filed with the Commission on October 19, 2017.

3.	The Company’s Current Reports on Form 8-K filed with the Commission on January 20, 2017, January 27, 2017, February 10, 2017, March 3, 2017, March 8, 2017, March 17, 2017, March 24, 2017, April 3, 2017, April 28, 2017, May 15, 2017, May 23, 2017, May 25, 2017, June 9, 2017, July 3, 2017, July 6, 2017, July 7, 2017, August 2, 2017, August 4, 2017, August 14, 2017, August 21, 2017, September 1, 2017, September 29, 2017, October 4, 2017, and October 20, 2017, and Current Report on Form 8-K/A, as filed with the Commission on March 22, 2017.

4.	The Company’s Proxy Statement on Schedule 14A, as filed with the Commission on August 10, 2017.

5.	The description of the Company’s Common Stock, $0.0001 par value (the “Common Stock”), is contained under the caption “Description of NEI Securities—Common Stock” in the Company’s Registration Statement on Form S-4 (Registration No. 333-182076), filed by the Company with the Commission on June 12, 2012, pursuant to Rule 424(b)(3) of the Securities Act, including any amendment or report filed for the purpose of updating such description.

II-1

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in any document incorporated by reference herein or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement or of the related prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated by reference herein or deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VIII of our Amended and Restated Certificate of Incorporation, as amended, eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX of our Amended and Restated Certificate of Incorporation, as amended, requires us to indemnify our directors and officers against liabilities they may incur in such capacities to the fullest extent permitted by Delaware law. Under Section 145 of the DGCL, we can indemnify our directors, officers and controlling persons against liabilities they may incur in such capacities (other than liabilities incurred as a result of an action by or in the right of the Company) if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under Section 145 of the DGCL, we can indemnify our directors, officers and controlling persons against liabilities incurred as a result of an action by or in the right of the Company if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity.

Article IX of our Amended and Restated Certificate of Incorporation, as amended, also provides that the Company may, by action of the Board of Directors, provide indemnification to such employees and agents of the Company to the extent and to such effect as the Board of Directors determines is appropriate and authorized by Delaware law.

We have entered into indemnification agreements that require us to indemnify certain of our current and former executive officers and/or directors against liabilities they may incur in such capacities to the fullest extent permitted by applicable law if the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. However, these indemnification agreements provide that the Company is not obligated to make any indemnification payment in connection with any claim made against the executive officer or director: (a) for which payment was actually made under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under such insurance policy or other indemnity provision; (b) for (i) an accounting of profits made from the purchase and sale (or sale and purchase) of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law, or (ii) any reimbursement of the Company by the executive officer or director of any bonus or other incentive-based or equity-based compensation or of any profits realized from the sale of securities of the Company, as required in each case under the Exchange Act; or (c) in connection with any proceeding (or any part of any proceeding) initiated by the executive officer or director unless (i) the Board of Directors authorized the proceeding (or part of the proceeding) prior to its initiation, (ii) such payment arises in connection with any mandatory counterclaim or cross-claim or affirmative defense brought or raised by the executive officer or director or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

II-2

In addition, our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us, subject to the limits and exclusions under the policies, insuring such persons against various liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits filed as part of this registration statement is included in the Exhibit Index which is incorporated by reference herein.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

II-3

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Miami Beach, State of Florida, on October 24, 2017.

NET ELEMENT, INC.

By:	/s/ Oleg Firer
Oleg Firer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that the individuals whose signatures appear below constitute and appoint Oleg Firer as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Oleg Firer Oleg Firer	Chief Executive Officer (Principal Executive Officer and Director)	October 24, 2017

/s/ Jonathan New Jonathan New	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 24, 2017

/s/ Kenges Rakishev Kenges Rakishev	Director	October 24, 2017

/s/ Howard Ash Howard Ash	Director	October 24, 2017

/s/ James Caan James Caan	Director	October 24, 2017

/s/ Drew Freeman Drew Freeman	Director	October 24, 2017

EXHIBIT INDEX

Exhibit No.	Description	Page or Method of Filing
4.1	Specimen Common Stock Certificate of Net Element, Inc.

Filed as Exhibit 4.1 to the Amendment No. 2 to Registration Statement on Form S-4 filed by the Company with the Commission on August 14, 2012 (Registration No. 333-182076), and incorporated herein by reference.

4.2	Net Element, Inc. 2013 Equity Incentive Plan, as amended by those certain Amendments to Net Element, Inc. 2013 Equity Incentive Plan	Filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 4, 2013 (File No. 001-34887); as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on October 31, 2014 (File No. 001-34887); as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 25, 2016 (File No. 001-34887); and as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on August 10, 2017 (File No. 001-34887), and incorporated herein by reference.
5.1	Opinion of Snell & Wilmer L.L.P.*
23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)
23.2	Consent of Daszkal Bolton LLP*
24.1	Powers of Attorney (included on the signature page hereto)

_______________

* Filed herewith.